     For Immediate Release
     August 1, 2013

Aleris Reports Second Quarter 2013 Results
CLEVELAND, Ohio – August 1, 2013 – Aleris Corporation today reported results for the three and six months ended June 30, 2013.

Second Quarter Summary

▪	Second quarter 2013 net loss attributable to Aleris Corporation of $12 million and Adjusted EBITDA of $78 million

▪	Higher aerospace, automotive and European regional plate and sheet volumes; but price pressure persists

▪	Lower specification alloy and recycling volumes

▪	SG&A expenses decreased 9 percent driven by recent cost reduction initiatives

▪	Major strategic growth projects beginning to generate revenue

▪	Liquidity of $570 million as of June 30, 2013

Third Quarter Outlook

▪	Continued higher automotive production and shipments based on expanded capacity from the recently constructed cold rolling mill in Duffel, Belgium

▪	Lower volumes in aerospace as customers work down overstocked inventory

▪	Increased demand for building and construction products, excluding impact of 2012 strike at a competitor

Aleris reported Adjusted EBITDA of $78 million during the second quarter of 2013 compared to $90 million during the prior year period. Second quarter of 2013 net loss attributable to Aleris Corporation was $12 million compared to net income of $34 million for the second quarter of 2012.

“As expected, we generated solid sequential improvements in performance despite continued headwinds from metal and scrap spreads and sluggishness in the global economy. In the current environment, we remain relentless on driving productivity throughout the organization through the Aleris Operating System,” Steve Demetriou, Aleris chairman and CEO said. “We continue to be pleased with our team’s performance in customer qualifications and the ramp-up of our strategic growth projects, each of which positions Aleris to capture long-term growth in the global aerospace, automotive and other North American market segments. In the second half of 2013 and into 2014, we expect to see steady improvements in our results based on the contributions from these growth initiatives and an expected recovery in the global economy.”

	For the three months ended		For the six months ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons invoiced	501	507	995	1,017
Revenue	$1,128	$1,171	$2,238	$2,311
Commercial margin	$444	$433	$865	$864
Segment income	$93	$103	$171	$199
Net (loss) income attributable to Aleris Corporation	$(12)	$34	$(1)	$82
Adjusted EBITDA	$78	$90	$142	$170

Second Quarter 2013 Results
Adjusted EBITDA totaled $78 million for the second quarter of 2013 compared to $90 million for the second quarter of 2012. Second quarter results were impacted by the following:

▪	continued pressure on specification alloy metal spreads and scrap spreads caused by low aluminum prices and limited scrap availability, which reduced Adjusted EBITDA by approximately $12 million;

▪	lower rolling margins for certain North American and European rolled and extruded products, which reduced Adjusted EBITDA by approximately $9 million;

▪
productivity gains of approximately $16 million, including the benefits of recent selling, general and administrative cost savings initiatives and personnel reductions, which more than offset inflation of $10 million; and

▪	a stronger mix of rolled products sold offset lower overall volumes, the combination of which increased Adjusted EBITDA by approximately $5 million.
Net loss attributable to Aleris Corporation for the second quarter of 2013 was $12 million compared to net income of $34 million for the second quarter of 2012. In addition to the impact of lower Adjusted EBITDA, the $46 million reduction in net income resulted from the following:

▪	a $7 million increase in start-up expenses primarily related to the Zhenjiang rolling mill;

▪	a $13 million increase in interest expense associated with the issuance of $500 million 7 7/8% senior notes in October 2012;

▪	a $15 million increase in depreciation and amortization expense as many of the Company’s capital investments were recently placed into operation; and

▪	restructuring charges of $9 million associated with SG&A personnel reductions across the Company were recorded during the second quarter of 2013.
Partially offsetting these unfavorable items was a $3 million favorable variation in metal price lag (metal price lag represents the difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales, net of realized gains and losses from the Company’s hedging activities) and a decrease in our provision for income taxes of $7 million.
In the second quarter of 2013, cash provided by operating activities totaled $5 million, as cash from earnings offset an increase in working capital and payments for restructuring items. Cash on hand funded our capital expenditures of $45 million. Capital spending is expected to decrease during the remainder of the year as spending on most of our strategic growth initiatives nears completion. On April 30, 2013, Aleris paid a dividend of $10.00 per share, or $313 million, pro rata, to our stockholders of record as of April 19, 2013 out of the cash on hand.

Aleris had $570 million of liquidity at June 30, 2013, which consisted of $492 million of availability under the ABL Facility plus $79 million of cash on hand.
Rolled Products North America (“RPNA”)
RPNA’s segment income decreased to $33 million in the second quarter of 2013 from $35 million in the second quarter of 2012. Segment Adjusted EBITDA decreased to $31 million in the second quarter of 2013 from $33 million in the second quarter of 2012. Performance drivers included:

▪	continued pressure from common alloy imports negatively impacted results by $3 million;

▪	tighter scrap spreads due to limited scrap availability, reduced segment Adjusted EBITDA by $2 million;

▪	a higher value-added mix of products sold, which more than offset a 4 percent decrease in volumes, increased segment Adjusted EBITDA by $3 million; and

▪
productivity savings from the Aleris Operating System generated $5 million, which offset inflation in energy, paint, freight and employee costs, as well as higher production costs resulting from a fire at our Richmond, Virginia rolling mill.

Segment Adjusted EBITDA per ton decreased to $305 in the second quarter of 2013 from $318 in the second quarter of 2012. Segment income decreased by $2 million as a result of the factors that impacted segment Adjusted EBITDA as well as a $1 million favorable variance in metal price lag.
Rolled Products Europe (“RPEU”)
RPEU’s segment income decreased to $39 million in the second quarter of 2013 from $43 million in the second quarter of 2012. Segment Adjusted EBITDA decreased to $35 million in the second quarter of 2013 from $40 million in the second quarter of 2012. Performance drivers included:

▪	pricing pressures due to current economic conditions in Europe negatively impacted rolling margins for regional plate and sheet and reduced segment Adjusted EBITDA by $5 million;

▪
inflation in employee and energy costs, as well as higher production costs resulting from production disruptions encountered in the manufacture of aerospace sheet reduced segment Adjusted EBITDA by $3 million; and

▪
an 11 percent increase in volumes, excluding volumes associated with the Voerde cast house and shipments of semi-finished plate and sheet to our Zhenjiang rolling mill, increased segment Adjusted EBITDA by $4 million.

Segment Adjusted EBITDA per ton declined to $434 in the second quarter of 2013, excluding the shipments associated with the Voerde cast house assets and the Zhenjiang rolling mill, compared to $564 in the second quarter of 2012. The decrease in segment income was driven by the factors that drove the decrease in segment Adjusted EBITDA, partially offset by a $3 million favorable variance in metal price lag.
Rolled Products Asia Pacific (“RPAP”)
RPAP continued to ramp-up production and sold approximately 640 tons of plate during the quarter, generating revenue of $5 million, including $2 million of third party sales. Losses in excess of revenue are considered start-up expenses and, as a result, are not included in RPAP’s segment Adjusted EBITDA or segment income. RPAP’s segment Adjusted EBITDA and segment loss includes losses recorded to eliminate the profit recognized by the RPEU segment on the sale of semi-finished product supplied to RPAP.

Extrusions
Extrusions’ second quarter 2013 segment income and segment Adjusted EBITDA were consistent with the second quarter of 2012 at $5 million and $4 million, respectively. Volumes increased 2 percent as increased demand for transportation and automotive products offset the impact of the continued weakness in the European economy on demand for building and construction and engineered products.
Recycling and Specification Alloys North America (“RSAA”)
RSAA’s segment income and segment Adjusted EBITDA declined to $13 million in the second quarter of 2013 from $15 million in the second quarter of 2012. Performance drivers included:

▪
continued pressure on metal spreads resulting from the combination of lower selling prices caused by lower aluminum prices and higher scrap prices due to limited scrap availability, which reduced segment Adjusted EBITDA by $5 million;

▪
volumes declined 5 percent due to lower demand for certain recycled products, as well as efforts to eliminate unprofitable volume and limit spot-priced sales in the current tight metal spread environment; and

▪
productivity gains related to furnace and scrap optimization initiatives continued to contribute significantly to the segment’s performance, more than offsetting inflation. Net productivity savings improved segment Adjusted EBITDA by $4 million.

Segment Adjusted EBITDA per ton decreased to $61 in the second quarter of 2013 from $65 in the second quarter of 2012.
Recycling and Specification Alloys Europe (“RSEU”)
RSEU’s segment income and segment Adjusted EBITDA decreased to $3 million in the second quarter of 2013 from $6 million in the second quarter of 2012. Performance drivers included:

▪	tighter metal spreads resulting from unfavorable pricing due to an increase in specification alloy competition from southern Europe, which reduced segment Adjusted EBITDA by $3 million;

▪	volumes declined 3 percent and reduced segment Adjusted EBITDA by $1 million; and

▪	productivity gains exceeded inflation resulting in a $1 million net increase in segment Adjusted EBITDA.
Segment Adjusted EBITDA per ton declined to $33 in the second quarter of 2013 from $61 in the second quarter of 2012.
Year-to-Date Results
Key financial highlights for the six months ended June 30, 2013 include:

▪
Revenues of approximately $2.2 billion, compared to approximately $2.3 billion for the prior year period. The decrease of 4 percent was attributable to lower aluminum prices, pricing pressures, which drove lower rolling margins and lower volumes, partially offset by an improved mix of products sold, volume associated with the Voerde cast house and a weaker U.S. dollar.

▪	Adjusted EBITDA decreased to $142 million from $170 million during the prior year period as a result of tighter scrap and metal spreads, lower rolling margins and overall volumes. Partially offsetting these items were productivity savings and the benefits of cost savings initiatives and selling, general and administrative personnel reductions, which more than offset inflation.

▪
Net loss attributable to Aleris Corporation was approximately $1 million, compared to net income of approximately $82 million for the prior year period. The decrease was driven by the factors that drove the decrease in Adjusted EBITDA, as well as increased depreciation, interest, restructuring and start-up expenses.

▪
Cash used by operating activities of $51 million, compared to cash provided by operating activities of $36 million during the prior year period. The decrease was due to the reduction in earnings and increased restructuring payments.

▪	Capital expenditures decreased to $142 million from $189 million during the prior year period as many of the Company’s projects have been placed into operation or are near completion.
Outlook
We estimate third quarter 2013 segment income and Adjusted EBITDA will be in line with the second quarter of 2013 and the third quarter of 2012 levels as a result of increased demand from the higher value-added global automotive market segment and the North American building and construction industry, excluding the impact of a 2012 strike at a competitor, as well as the benefits from our recent selling, general and administrative restructuring initiatives. Given the current LME price of aluminum, we expect scrap spreads in our North American rolled products business will continue to be tight. Weaker demand from the global aerospace industry is also expected over the next several quarters as aircraft manufacturers look to destock current high levels of raw material inventory. As we continue to move through 2013 and into 2014, we expect to continue to see a greater impact from our strategic growth initiatives as we qualify more customers and ramp-up volumes.
Conference Call and Webcast Information
Aleris will hold a conference call and webcast on August 1, 2013 at 9:00 a.m. Eastern Daylight Time. Steven J. Demetriou, chairman and chief executive officer, and Sean M. Stack, executive vice president and chief financial officer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-398-9483 or 1-760-298-5072 (for international callers) and referencing ID #20389789. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,”  “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volumes, industry trends, demand for our products and services, anticipated cost savings, anticipated benefits from new products or facilities, and projected results of operations.  Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Some of the important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-use segments, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (3) our ability to fulfill our substantial capital investment requirements; (4) variability in general economic conditions on a global or regional basis; (5) our ability to retain the services of certain members of our management; (6) our ability to enter into effective metal, natural gas and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (7) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (8) increases in the cost of raw materials and energy; (9) the loss of order volumes from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations; (12) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry segments we serve; (13) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (14) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (15) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (16) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing, an inability to access the credit or capital markets or the failure of financial institutions to fulfill their commitments to us under committed credit facilities; (17) the possibility that we may incur additional indebtedness in the future; (18) limitations on operating our business as a result of covenant restrictions under our indebtedness; and (19) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin as performance metrics and believes these measures provide additional information commonly used by the holders of the Senior Notes and parties to our ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indentures governing Aleris International’s senior notes. Adjusted EBITDA, including the impacts of metal price lag, is a component of certain financial covenants under the credit agreement governing the ABL Facility. Management also uses commercial margin, including segment commercial margin, as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss attributable to Aleris Corporation before interest income and expense, provision for and benefit from income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding metal price lag, reorganization items, net, unrealized gains and losses on derivative financial instruments, restructuring items, net, the impact of recording inventory and other items at fair value through fresh-start and purchase accounting, currency exchange gains and losses on debt, stock-based compensation expense, start-up expenses, and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the indentures governing Aleris International’s senior notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the ABL Facility also limits the amount of adjustments for restructuring charges incurred after June 1, 2010 and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag. Segment commercial margin represents commercial margin on a per segment basis.

EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin, as we use them may not be comparable to similarly titled measures used by other companies. We calculate EBITDA, Adjusted EBITDA and segment Adjusted EBITDA by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin in addition to, and not as an alternative for, net income and loss attributable to Aleris Corporation, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.
About Aleris

Aleris is a privately held, global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Cleveland, Ohio, Aleris operates more than 40 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions, except per share data)

	For the three months ended		For the six months ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Revenues	$1,127.6	$1,170.7	$2,237.7	$2,311.2
Cost of sales	1,053.4	1,048.2	2,074.5	2,057.6
Gross profit	74.2	122.5	163.2	253.6
Selling, general and administrative expenses	58.5	64.6	120.0	128.5
Restructuring charges	9.5	0.4	10.3	0.5
(Gains) losses on derivative financial instruments	(9.9)	4.1	(19.1)	2.0
Other operating expense (income), net	0.4	0.8	(0.4)	0.8
Operating income	15.7	52.6	52.4	121.8
Interest expense, net	24.6	11.4	45.6	23.1
Other expense (income), net	1.3	(0.5)	(0.6)	(0.4)
(Loss) income before income taxes	(10.2)	41.7	7.4	99.1
Provision for income taxes	1.2	8.2	7.6	18.0
Net (loss) income	(11.4)	33.5	(0.2)	81.1
Net income (loss) attributable to noncontrolling interest	0.3	(0.6)	0.6	(0.6)
Net (loss) income attributable to Aleris Corporation	$(11.7)	$34.1	$(0.8)	$81.7

Net (loss) income available to common stockholders	$(11.8)	$33.8	$(1.0)	$81.0
Basic (loss) earnings per share	$(0.38)	$1.09	$(0.03)	$2.61
Diluted (loss) earnings per share	$(0.38)	$1.01	$(0.03)	$2.42
Dividend declared per common share	$10.00	$—	$10.00	$—

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Segment income:
RPNA	$32.7	$34.8	$56.2	$60.8
RPEU	39.4	42.7	77.9	83.8
RPAP	—	—	(0.3)	—
Extrusions	4.5	4.9	7.5	10.9
RSAA	13.0	14.6	23.4	31.3
RSEU	3.1	5.9	6.4	12.7
Total segment income	92.7	102.9	171.1	199.5

Depreciation and amortization	(34.7)	(19.7)	(61.9)	(39.1)
Corporate general and administrative expenses, excluding depreciation, amortization, start-up expenses and other expenses	(10.0)	(13.6)	(21.3)	(29.9)
Restructuring charges	(9.5)	(0.4)	(10.3)	(0.5)
Interest expense, net	(24.6)	(11.4)	(45.6)	(23.1)
Unallocated (losses) gains on derivative financial instruments	(10.0)	(7.4)	0.2	3.4
Unallocated currency exchange losses	—	(2.5)	—	(1.0)
Start-up expenses	(12.0)	(5.3)	(23.3)	(9.0)
Other expense, net	(2.1)	(0.9)	(1.5)	(1.2)
(Loss) income before income taxes	$(10.2)	$41.7	$7.4	$99.1

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended		For the six months ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Invoiced metric tons:
RPNA	100.5	104.9	195.5	202.6
RPEU (1)	90.0	71.5	179.5	144.3
RPAP	0.6	—	0.7	—
Extrusions	18.4	18.1	35.8	36.6
RSAA	214.7	225.0	431.9	451.4
RSEU	93.9	96.9	188.7	200.4
Intersegment shipments	(17.5)	(9.6)	(36.9)	(18.8)
Total invoiced metric tons	500.6	506.8	995.3	1,016.5

(1) Excluding shipments from our Voerde cast house and to the Zhenjiang rolling mill, metric tons were 79.6 and 152.8 for the three and six months ended June 30, 2013, respectively.

Revenues:
RPNA	$323.2	$349.3	$637.4	$674.5
RPEU	378.6	339.1	747.8	678.2
RPAP	5.0	—	5.7	—
Extrusions	94.0	92.3	183.0	187.7
RSAA	234.6	257.8	473.0	513.3
RSEU	139.6	159.6	295.3	314.0
Intersegment revenues	(47.4)	(27.4)	(104.5)	(56.5)
Total revenues	$1,127.6	$1,170.7	$2,237.7	$2,311.2

Segment commercial margin:
RPNA	$123.5	$126.0	$240.0	$244.5
RPEU	161.0	143.1	310.1	285.7
RPAP	—	—	(0.3)	—
Extrusions	43.4	40.4	81.9	81.9
RSAA	71.8	75.4	141.6	153.6
RSEU	44.7	47.8	91.6	97.9
Total segment commercial margin	$444.4	$432.7	$864.9	$863.6

Segment commercial margin per metric ton:
RPNA	$1,229.7	1,201.2	1,227.8	1,206.8
RPEU	1,787.4	2,001.6	1,726.7	1,980.5
RPAP	*	—	*	—
Extrusions	2,356.6	2,238.3	2,286.3	2,238.4
RSAA	334.3	334.9	327.9	340.2
RSEU	476.0	493.2	485.5	488.4

Segment Adjusted EBITDA:
RPNA	$30.7	$33.4	$54.0	$58.5
RPEU	34.5	40.3	68.2	79.4
RPAP	—	—	(0.3)	—
Extrusions	3.9	4.1	6.3	9.7
RSAA	13.0	14.6	23.4	31.3
RSEU	3.1	5.9	6.4	12.7
Corporate	(7.2)	(8.6)	(15.5)	(21.4)
Total Adjusted EBITDA	$78.0	$89.7	$142.5	$170.2

Segment Adjusted EBITDA per metric ton:
RPNA	$305.4	$318.3	$276.4	$288.6
RPEU (2)	383.5	563.8	379.7	550.6
RPAP	*	—	*	—
Extrusions	210.5	228.1	174.9	264.3
RSAA	60.5	64.7	54.2	69.2
RSEU	33.3	61.1	33.8	63.4
Aleris Corporation	155.7	176.9	143.2	167.4

(2) Excluding shipments from our Voerde cast house and to the Zhenjiang rolling mill, Adjusted EBITDA per metric ton was $433.9 and $446.0 for the three and six months ended June 30, 2013.
* Result is not meaningful.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	June 30, 2013	December 31, 2012
Current Assets
Cash and cash equivalents	$78.5	$592.9
Accounts receivable (net of allowances of $10.7 and $8.1 at June 30, 2013 and December 31, 2012, respectively)	490.4	384.0
Inventories	701.7	683.4
Deferred income taxes	12.9	12.9
Prepaid expenses and other current assets	31.9	26.3
Total Current Assets	1,315.4	1,699.5
Property, plant and equipment, net	1,104.3	1,077.0
Intangible assets, net	44.6	45.6
Deferred income taxes	36.8	36.8
Other long-term assets	66.8	59.3
Total Assets	$2,567.9	$2,918.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$377.0	$341.2
Accrued liabilities	231.1	302.4
Deferred income taxes	12.0	12.0
Current portion of long-term debt	12.6	9.0
Total Current Liabilities	632.7	664.6
Long-term debt	1,223.0	1,218.9
Deferred income taxes	10.6	8.8
Accrued pension benefits	253.3	258.2
Accrued postretirement benefits	50.2	52.0
Other long-term liabilities	74.3	75.9
Total Long-Term Liabilities	1,611.4	1,613.8
Redeemable noncontrolling interest	5.7	5.7
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized and 31,182,420 and 31,097,272 shares issued at June 30, 2013 and December 31, 2012, respectively	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	396.2	573.9
Retained (deficit) earnings	(11.0)	122.1
Accumulated other comprehensive loss	(67.9)	(62.4)
Total Aleris Corporation Equity	317.6	633.9
Noncontrolling interest	0.5	0.2
Total Equity	318.1	634.1
Total Liabilities and Equity	$2,567.9	$2,918.2

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Operating activities
Net (loss) income	$(11.4)	$33.5	$(0.2)	$81.1
Adjustments to reconcile net (loss) income to net cash provided (used) by operating activities:
Depreciation and amortization	34.7	19.7	61.9	39.1
Provision for deferred income taxes	0.8	3.7	1.8	6.9
Stock-based compensation expense	2.7	2.8	5.4	5.3
Unrealized losses (gains) on derivative financial instruments	10.0	7.1	(0.3)	(3.8)
Currency exchange (gains) losses on debt	(0.8)	2.5	(0.4)	0.8
Amortization of debt issuance costs	1.9	1.5	3.9	3.1
Other non-cash losses (gains), net	1.5	0.4	(0.7)	(0.2)
Changes in operating assets and liabilities:
Change in accounts receivable	(6.6)	14.7	(112.1)	(97.6)
Change in inventories	(10.1)	(15.6)	(24.3)	(52.8)
Change in other assets	(3.1)	(2.9)	(15.1)	(1.7)
Change in accounts payable	0.8	(30.9)	53.0	69.8
Change in accrued liabilities	(15.6)	25.7	(23.7)	(14.0)
Net cash provided (used) by operating activities	4.8	62.2	(50.8)	36.0
Investing activities
Payments for property, plant and equipment	(45.3)	(96.3)	(142.2)	(188.8)
Other	—	(8.7)	1.6	(13.4)
Net cash used by investing activities	(45.3)	(105.0)	(140.6)	(202.2)
Financing activities
Proceeds from China Loan Facility	4.1	46.7	4.3	64.4
Net (payments on) proceeds from other long-term debt	(2.5)	1.5	(1.8)	2.2
Redemption of noncontrolling interest	(8.9)	—	(8.9)	—
Dividend paid	(313.0)	—	(313.0)	—
Other	(0.7)	(0.8)	(3.1)	(0.9)
Net cash (used) provided by financing activities	(321.0)	47.4	(322.5)	65.7
Effect of exchange rate differences on cash and cash equivalents	0.7	(3.3)	(0.5)	(0.5)
Net (decrease) increase in cash and cash equivalents	(360.8)	1.3	(514.4)	(101.0)
Cash and cash equivalents at beginning of period	439.3	129.1	592.9	231.4
Cash and cash equivalents at end of period	$78.5	$130.4	$78.5	$130.4

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net (Loss) Income Attributable to Aleris Corporation and
Cash Flows Provided (Used) by Operating Activities
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Adjusted EBITDA	$78.0	$89.7	$142.5	$170.2
Unrealized (losses) gains on derivative financial instruments	(10.0)	(7.1)	0.3	3.8
Impact of recording assets at fair value through fresh-start and purchase accounting	—	0.3	0.1	0.6
Restructuring charges	(9.5)	(0.4)	(10.3)	(0.5)
Unallocated currency exchange gains (losses) on debt	0.3	(3.0)	(0.2)	(1.3)
Stock-based compensation expense	(2.7)	(2.8)	(5.4)	(5.3)
Start-up expenses	(12.0)	(5.3)	(23.3)	(9.0)
Favorable metal price lag	7.4	4.3	12.9	7.4
Other	(2.7)	(2.3)	(2.3)	(4.0)
EBITDA	48.8	73.4	114.3	161.9
Interest expense, net	(24.6)	(11.4)	(45.6)	(23.1)
Provision for income taxes	(1.2)	(8.2)	(7.6)	(18.0)
Depreciation and amortization	(34.7)	(19.7)	(61.9)	(39.1)
Net (loss) income attributable to Aleris Corporation	(11.7)	34.1	(0.8)	81.7
Net income (loss) attributable to noncontrolling interest	0.3	(0.6)	0.6	(0.6)
Net (loss) income	(11.4)	33.5	(0.2)	81.1
Depreciation and amortization	34.7	19.7	61.9	39.1
Provision for deferred income taxes	0.8	3.7	1.8	6.9
Stock-based compensation expense	2.7	2.8	5.4	5.3
Unrealized losses (gains) on derivative financial instruments	10.0	7.1	(0.3)	(3.8)
Currency exchange (gains) losses on debt	(0.8)	2.5	(0.4)	0.8
Amortization of debt issuance costs	1.9	1.5	3.9	3.1
Other non-cash charges (gains), net	1.5	0.4	(0.7)	(0.2)
Change in operating assets and liabilities:
Change in accounts receivable	(6.6)	14.7	(112.1)	(97.6)
Change in inventories	(10.1)	(15.6)	(24.3)	(52.8)
Change in other assets	(3.1)	(2.9)	(15.1)	(1.7)
Change in accounts payable	0.8	(30.9)	53.0	69.8
Change in accrued liabilities	(15.6)	25.7	(23.7)	(14.0)
Net cash provided (used) by operating activities	$4.8	$62.2	$(50.8)	$36.0

Aleris Corporation

Reconciliation of Segment Income (Loss) to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
RPNA
Segment income	$32.7	$34.8	$56.2	$60.8
Favorable metal price lag	(2.0)	(1.4)	(2.1)	(2.4)
Segment Adjusted EBITDA (1)	$30.7	$33.4	$54.0	$58.5

RPEU
Segment income	$39.4	$42.7	$77.9	$83.8
Impact of recording amounts at fair value through fresh-start and purchase accounting	—	(0.2)	(0.1)	(0.5)
Favorable metal price lag	(4.8)	(2.1)	(9.6)	(3.8)
Segment Adjusted EBITDA (1)	$34.5	$40.3	$68.2	$79.4

RPAP
Segment loss	$—	$—	$(0.3)	$—
Segment Adjusted EBITDA (2)	—	—	(0.3)	—

Extrusions
Segment income	$4.5	$4.9	$7.5	$10.9
Impact of recording amounts at fair value through fresh-start and purchase accounting	—	—	—	(0.1)
Favorable metal price lag	(0.7)	(0.7)	(1.3)	(1.1)
Segment Adjusted EBITDA (1)	$3.9	$4.1	$6.3	$9.7

RSAA
Segment income	$13.0	$14.6	$23.4	$31.3
Segment Adjusted EBITDA (2)	13.0	14.6	23.4	31.3

RSEU
Segment income	$3.1	$5.9	$6.4	$12.7
Segment Adjusted EBITDA (2)	3.1	5.9	6.4	12.7

(1) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(2) There was no difference between segment (loss) income and segment Adjusted EBITDA for this segment.

Aleris Corporation

Reconciliation of Revenues to
Segment Commercial Margin
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
RPNA
Segment revenues	$323.2	$349.3	$637.4	$674.5
Hedged cost of metal	(197.7)	(221.9)	(395.3)	(427.6)
Favorable metal price lag	(2.0)	(1.4)	(2.1)	(2.4)
Segment commercial margin	$123.5	$126.0	$240.0	$244.5

RPEU
Segment revenues	$378.6	$339.1	$747.8	$678.2
Hedged cost of metal	(212.8)	(193.9)	(428.1)	(388.7)
Favorable metal price lag	(4.8)	(2.1)	(9.6)	(3.8)
Segment commercial margin	$161.0	$143.1	$310.1	$285.7

RPAP
Segment revenues	$5.0	$—	$5.7	$—
Hedged cost of metal	(5.0)	—	(6.0)	—
Segment commercial margin	$—	$—	$(0.3)	$—

Extrusions
Segment revenues	$94.0	$92.3	$183.0	$187.7
Hedged cost of metal	(49.9)	(51.2)	(99.8)	(104.7)
Favorable metal price lag	(0.7)	(0.7)	(1.3)	(1.1)
Segment commercial margin	$43.4	$40.4	$81.9	$81.9

RSAA
Segment revenues	$234.6	$257.8	$473.0	$513.3
Hedged cost of metal	(162.8)	(182.4)	(331.4)	(359.7)
Segment commercial margin	$71.8	$75.4	$141.6	$153.6

RSEU
Segment revenues	$139.6	$159.6	$295.3	$314.0
Hedged cost of metal	(94.9)	(111.8)	(203.7)	(216.1)
Segment commercial margin	$44.7	$47.8	$91.6	$97.9